Exhibit 99.1

Propanc Biopharma Appoints Carlo Campiciano as Chief Financial Officer

CFO Adds Substantial Financial, Medical Technology and Senior Exchange Experience

MELBOURNE, Australia – June 24, 2019 — Propanc Biopharma, Inc. (OTC: PPCB) (“Propanc”, the “Company”, “we”, “our”, or “us”), a biopharmaceutical company developing new cancer treatments for patients suffering from recurring and metastatic cancer, announced today that Propanc has appointed Mr. Carlo Campiciano as its Chief Financial Officer, commencing July 1, 2019. Mr. Campiciano brings significant experience to the Company across a broad range of financial disciplines in the healthcare sector, including taxation, finance, operations, planning and financial strategy.

“As we progress towards submitting a clinical trial application (“CTA”) for our First-In-Human (“FIH”) study for PRP, we are turning our attention to the next phase in our development as a clinical stage company, and are very pleased to welcome Carlo’s proven experience and capabilities,” said Mr. James Nathanielsz, Propanc’s Chief Executive Officer. “He was a CFO in an executive team that successfully launched a medical technology company, raised several rounds of capital, and listed the medical technology company on the Australian Securities Exchange in 2015. He was instrumental in the strategic and operational development of the medical technology company, which included overseeing the expansion of its operations to be a market leader in Australia and established the business in the USA and Asia.” Mr. Nathanielsz continued, “I look forward to working with Carlo during this transformational stage for Propanc, as we plan to submit the CTA in the fourth calendar quarter of 2019, followed by commencing a FIH Phase Ib study for PRP in the first half of 2020 calendar year, with the goal of up-listing to a U.S. national stock exchange. I have great confidence he is going to be a tremendous asset to our team.”

Mr. Campiciano qualified as a Chartered Accountant and holds a Graduate Diploma in Computing, Bachelor of Business in Accounting, a Master of Entrepreneurship and Innovation, as well as a Certificate in Corporate Governance. He is also a member of the Australian Institute of Public Accountants and is U.S. GAAP certified.

“I am thrilled to join Propanc as its Chief Financial Officer, as the Company prepares to test the development of PRP in a clinical setting as a long-term therapy for the treatment and prevention of metastatic cancer,” said Mr. Campiciano. “This is an exciting time to join the talented Propanc management team and extends my involvement with Propanc from that of an external advisor for more than 10 years, to having a real influence in shaping the future of the business as Chief Financial Officer. I believe my skills and experience with high growth businesses will be valuable in contributing to the next phase of the company’s growth and evolution.”

Prior to his time at the Australian medical technology company, Mr. Campiciano spent a number of years as the CFO of a startup business which grew from an annual turnover of $2 million to over $40 million. He has also run a private accounting practice for over 30 years and spent 12 years as a lecturer of entrepreneurial finance at Swinburne University in Melbourne, Australia.

About Propanc Biopharma, Inc.

Propanc Biopharma, Inc. (the “Company”) is developing a novel approach to prevent recurrence and metastasis of solid tumors by using pancreatic proenzymes that target and eradicate cancer stem cells in patients suffering from pancreatic, ovarian and colorectal cancers. For more information, please visit www.propanc.com.

The Company’s novel proenzyme therapy is based on the science that enzymes stimulate biological reactions in the body, especially enzymes secreted by the pancreas. These pancreatic enzymes could represent the body’s primary defense against cancer.

To view the Company’s “Mechanism of Action” video on anti-cancer product candidate, PRP, please click on the following link: http://www.propanc.com/news-media/video

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. These factors include uncertainties as to the Company’s ability to continue as a going concern absent new debt or equity financings; the Company’s current reliance on substantial debt financing that it is unable to repay in cash; the Company’s ability to successfully remediate material weaknesses in its internal controls; the Company’s ability to reach research and development milestones as planned and within proposed budgets; the Company’s ability to control costs; the Company’s ability to obtain adequate new financing on reasonable terms; the Company’s ability to successfully initiate and complete clinical trials and its ability to successful develop PRP, its lead product candidate; the Company’s ability to obtain and maintain patent protection; the Company’s ability to recruit employees and directors with accounting and finance expertise; the Company’s dependence on third parties for services; the Company’s dependence on key executives; the impact of government regulations, including FDA regulations; the impact of any future litigation; the availability of capital; changes in economic conditions, competition; and other risks, including, but not limited to, those described in the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 14, 2019, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements except as may be required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20190624005136/en/

Investor Relations and Media:

Parker Mitchell

Propanc Biopharma, Inc.

Investor Relations

irteam@propanc.com

+61-03-9882-6723

Source: Propanc Biopharma, Inc.